Exhibit 10.18

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into, on this 6th day of August 2019 by and between Venus Concept UK Ltd, a wholly owned subsidiary of Venus Concept, Ltd. (the “Employer”), and Soeren Maor Sinay of [XXX] (the “Executive”) regarding Executive’s work as the Chief Operating Officer of Venus Concept, Ltd. (“the Company”) (together referred to herein as the “Parties”).

This Agreement sets out the terms and conditions of employment in accordance with the requirements of the Employment Rights Act 1996.

RECITALS

WHEREAS, the Executive is a party to an Employment Agreement with Venus Concept Canada Corp. dated as of August 22, 2017 (the “Prior Employment Agreement) and commenced employment on September 1, 2017; and

WHEREAS, the Company desires to assure itself of the continued benefit of the services of Executive and the parties desire that the employment relationship be established upon the terms and conditions of this Agreement, and

WHEREAS, the Executive desires to be employed by the Company under terms and conditions of this Agreement as of August 6, 2019, or other date mutually agreed by the parties (the “Effective Date”); and

WHEREAS, a purpose of this Agreement is to replace the Prior Employment Agreement.

NOW, THEREFORE, in consideration of the promises and covenants herein contained, and intending to be legally bound, the parties hereto agree as follows:

1.	Employment of the Executive; Duties.

(a)

General. The foregoing recitals are incorporated by reference as if fully set forth herein. On the Effective Date, this Agreement shall supersede and replace the Prior Employment Agreement. Commencing on the Effective Date, the Executive shall be employed by Venus Concept UK, Ltd. as Chief Operating Officer of Venus Concept, Ltd., reporting directly to the Chief Executive Officer of the Company in accordance with the terms and subject to the conditions set forth in this Agreement. The Executive agrees and acknowledges that the changes in employment, position, duties or otherwise from the Prior Employment Agreement to this Agreement do not constitute “Good Reason” under the Prior Employment Agreement and that the Executive is not entitled to receive any Severance payments, Bonus, Change in Control payments, Option or other Equity Award acceleration, or any other payments under or pursuant to the Prior Employment Agreement.

1

(b)

Position and Duties. Employer desires to employ Executive from the Effective Date, and in the position set forth in this Section 1, and upon the other terms and conditions herein provided. Executive’s employment under the Prior Employment Agreement counts towards the Executive’s period of continuous employment and hence from September 1, 2017. As Chief Operating Officer, Executive shall be responsible for global operations including production, inventory management and logistics as well as the operating performance of the Venus Concept Group of Companies’ global direct offices. Executive shall also serve in such other capacity or capacities as the Company may from time to time prescribe. As a Company employee, Executive will continue to be expected to comply with Company policies.

(c)

Location. Executive shall perform services for the Company from the Employer’s office located in London, England currently at 4th Floor, 1 Farriers Yard, 77-85 Fulham Palace Road, London W6 8JAor with the Company’s consent, at any other place in connection with the fulfillment of Executive’s role with the Company; provided, however, that Executive agrees to travel on Company business (both within the UK or abroad) as may be required for the proper performance of Executive’s duties under this Agreement. During Executive’s employment under this Agreement, Executive shall not be required to work outside the UK for any continuous period of more than one month.

(d)

Exclusivity. Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ Executive as of the date hereof, and Executive hereby accepts such employment and agrees to devote his full time and attention to the business and affairs of the Company, in such capacity or capacities and to perform to the best of his ability such series as shall be determined from time to time by the Chief Executive Officer and the Board of Directors of the Company until the termination of his employment hereunder.

Further, it is the Company’s understanding that there is not any other agreement with a prior employer that would restrict Executive from performing the duties of Executive’s position with the Company and Executive represents that such is the case. Moreover, Executive agrees that he has a duty of loyalty to the Company. Further, Executive agrees that during his employment with the Company, Executive will not engage in any other employment, occupation, consulting or other business activity directly related to a business involved in the development, manufacturing and/or marketing of noninvasive, minimally invasive aesthetic technologies and other support marketing service or products specific to the business of the Company during Executive’s employment (a Competing Business), nor will Executive engage in any other activities that materially conflict with Executive’s obligations with the Company. Notwithstanding the foregoing, Executive may devote reasonable time to unpaid activities such as supervision of personal investments and activities involving professional, charitable, educational, religious, civic and similar types of activities, speaking engagements and membership on committees, provided such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect, or raise a conflict under the Company’s conflict of interest policies.

(e)

Other interests. During the continuance of Executive’s employment under this Agreement, Executive shall not hold any shares, securities or have any interest of any kind in any company (other than the Company and Executive’s previously disclosed shareholding interest in Technicalbiomed Co., Ltd.) or other business organization, save that Executive may hold not more than five percent of the issued shares or other securities of any class of any one company which is not a competitor of the Company, where such shares or other securities are listed or dealt in on a recognized investment exchange in the United Kingdom or elsewhere, and are to be held by Executive for investment purposes only. For the avoidance of doubt, Executive is not permitted to maintain any active role in the management, direction or executive business of Technicalbiomed Co., Ltd.

2.	Compensation and Related Matters.

(a)

Base Salary. Executive’s annual base salary (as may be increased from time to time, “Base Salary”) will be £240,000.00, less payroll deductions and all required withholdings (including in relation to employee’s National Insurance contributions), payable in accordance with the Company’s normal payroll practices. The Base Salary will be paid in twelve equal monthly installments into Executive’s nominated back account. The Company shall review Executive’s Base Salary periodically and any increase to Executive’s Base Salary, if any, will be made solely at the discretion of the Company.

(b)

Annual Discretionary Bonus. Executive will continue to be eligible to receive a discretionary annual performance bonus, based upon the annual board approved “scorecard” system with a target achievement of forty-five percent (45%) of Executive’s then-Base Salary (the “Annual Bonus”). Any Annual Bonus amount payable shall be based on the achievement of personal and Company performance goals to be established by the Company and its Board of Directors after consultation with Executive at the start of each fiscal year. The Chief Executive Officer shall review Executive’s Annual Bonus periodically. Any Annual Bonus earned for the current fiscal year during the Effective Date shall be pro-rated for the partial year of service. Executive hereby acknowledges and agrees that nothing contained herein confers upon Executive any right to an Annual Bonus in any calendar year, and that whether the Company pays Executive an Annual Bonus will be determined by the Board of Directors. Executive must be employed with the Company at the time the Annual Bonus is paid in order for the Annual Bonus to be earned. Any Annual bonus earned by Executive pursuant to this section shall be paid to Executive, less authorized deductions and required withholding obligations, according to Company policy and after Board approval following the end of the fiscal year to which the Annual Bonus relates.

(c)

Equity Plan. Executive shall be entitled to participate in the Company’s equity incentive plan, as may exist and/or be amended from time to time and receive grants as determined by the Board of Directors in its discretion.

(d)

Benefits. Executive may participate in such employee and executive benefit plans and programs as the Company may from time to time offer to provide to its executives, subject to the terms and conditions of such plans. Notwithstanding, nothing herein is intended, or shall be construed, to require the Company to institute or continue any, or any particular, plan or benefits.

(e)

Vacation/Holiday Entitlement. Executive shall be entitled to 28 days’ vacation/holiday entitlement including UK public holidays and other paid time-off benefits provided by the Company from time to time that are applicable to the Company’s executive officers in accordance with Company policy. The opportunity to take paid time off is contingent upon Executive’s workload and ability to manage Executive’s schedule.

(f)

Sickness; Payment & Notification. Executive shall, in the event of him becoming temporarily incapacitated for work due to sickness or injury, inform the Company without delay not later than 10:00 am on the day of the indisposition stating the reason for absence and the expected date of return to work. If incapacity persists for more than seven days, notice of the condition must be given in writing on the eighth day of incapacity and at least every seven days thereafter whilst incapacity continues, and medical certificates must be provided to the Company in line with Company policy.

Payment for incapacity will be subject to the Statutory Sick Pay (SSP) rules as prevailing. SSP is payable after three qualifying days at the current applicable rate set by the Government of the United Kingdom although the Company may exercise its discretion and pay Executive full basic salary up to a maximum of four weeks per annum.

(g)

Business Expenses. The Company shall reimburse Executive for all reasonable and necessary business expenses incurred in the conduct of Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies. In addition, the Company shall continue to reimburse or directly pay the costs incurred by Executive for any reasonable travel expenses and reasonable accommodations. The expenses referred to in this Section 2(g) shall be paid directly by the Company or reimbursed upon Executive’s submission of receipts and proper expense reports in such form as may be required by the Company consistent with the Company’s policies in place from time-to-time. The Executive will be entitled to travel lowest fare business class for any trips greater than 3 hours in length and a maximum of US$800 for trips shorter than 3 hours.

(h)	Car Allowance. The Company will lease a vehicle for the Executive up to the maximum value of £800 per month or otherwise reimburse the Executive for the costs associated with a motor vehicle.

(i)	Telephone allowance. The Executive will also be entitled to receive £100 per month as a mobile phone allowance.

(j)	Health Benefits. The Company shall enroll the Executive into the Company’s health plan as is customary for senior employees in the UK.

(k)

Indemnification. The Company and Executive shall be bound by a mutually acceptable Indemnification Agreement to be entered into between Executive and the Company. In addition, the Company agrees to maintain Directors and Officers Liability Insurance providing a level of protection of no less than $15,000,000 for so long as Executive serves as a director and/or officer of the Company.

(l)

Pension: In accordance with UK legal requirements, Executive will be automatically enrolled into the Company’s UK pension scheme administered by NEST subject to Executive’s decision to opt out of the said scheme. Further details of the NEST pension scheme are available from Anisah Vidale.

3.	Termination.

(a)

Notice Period. Without prejudice to any other term of this Agreement providing for earlier termination, either party can terminate Executive’s employment in the first two years of continuous employment by giving one week’s notice in writing. After that time, either party can terminate Executive’s employment by giving written notice of one week for each complete year of continuous employment, up to a maximum of 12 weeks’ notice after 12 years of more. The Company may at its discretion terminate Executive’s employment without notice and make a payment in lieu of notice. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

(b)

Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

4.	Obligations At Termination:

(a)

Executive’s Obligations. Executive hereby acknowledges and agrees that all Personal Property (as defined below) and equipment furnished to, or prepared by, Executive in the course of, or incident to, Executive’s employment, belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment (and will not be kept in Executive’s possession or delivered to anyone else). For purposes of this Agreement, “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, cellular and portable telephone equipment, personal digital assistant (“PDA”) devices, and all other proprietary information relating to the business of the Company or its subsidiaries or affiliates. Following termination, Executive shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or affiliates. In addition, Executive shall continue to be subject to the Confidential Information Agreement. The representations and warranties contained herein and Executive’s obligations under Subsection 4(a) and the Confidential Information Agreement (the terms of which are incorporated herein) shall survive the termination of Executive’s employment and the termination of this Agreement.

(b)

Payments of Accrued Obligations upon Termination of Employment. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within 10 (ten) days after the date of termination of Executive’s employment with the Company (or such earlier date as may be required by applicable law); (i) any portion of Executive’s Base Salary earned through Executive’s date of termination of employment not theretofore paid, (ii) any expenses owed to Executive under Section 2(g) above, (iii) any accrued but unused vacation pay owed to Executive pursuant to Section 2(e) above, and (iv) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 2(d) and 2(h)-(l) above, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

(c)

Termination Other Than During A Change in Control Period. In the event that Executive’s employment is involuntarily terminated by the Company other than during a Change In Control Period (as hereinafter defined) and other than for Cause, and if Executive, executes a general release of all claims against the Company and its affiliates in a form acceptable to the Company (a “Release of Claims”) within 60 days following such involuntary termination, then in addition to any accrued obligations payable under Section 4(b) above, the Company shall provide Executive with the following:

(i)

Severance. Executive shall be entitled to receive severance in an amount equal to twelve (12) months of Executive’s then-existing annual Base Salary in effect as of Executive’s termination date. Annual Bonus assuming achievement of performance goals at target, pro rata, in each case, as in effect as of Executive’s termination date. Such amount will be subject to applicable withholdings and payable in a single lump sum cash payment on the first regular payroll date following the 60-day anniversary date of Executive’s separation from service, subject to Section 9(b), below.

(ii)

Benefits Continuation. The Company shall continue Executive’s participation in group benefits plans sponsored by the Company, subject to the terms and conditions of such plans, for the period commencing on the date of termination of Executive’s employment through the earlier of (A) the last day of the third calendar month following the date of termination of

Executive’s employment and (B) the date Executive and Executive’s covered dependents, if any, become eligible for coverage under another employer’s plan(s). Executive shall notify the Company immediately if Executive becomes covered by a group plan of a subsequent employer.

(d)

Covered Termination On or After a Change in Control Period. If Executive experiences a Covered Termination on or after a Change in Control Period, and if Executive executes a Release of Claims, following such Covered Termination, then in addition to any accrued obligations payable under Section 4(b) above, the Company shall provide Executive with the following:

(i)

Severance. Executive shall be entitled to receive severance in an amount equal to twelve (12) months of the Executive’s then existing monthly Base Salary. Such amount will be subject to applicable withholdings and payable in a single lump sum cash payment on the first regular payroll date following the 60-day anniversary date of Executive’s separation from service, subject to Section 9 below.

(ii)

Equity Awards. Each outstanding equity award, including, without limitation, each stock option and restricted stock award, held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to one hundred percent (100%) of the then-unvested shares subject to such outstanding award effective as of immediately prior to such the date of termination of Executive’s employment.

(iii)

Benefits Continuation. The Company shall continue Executive’s participation in group benefits plans sponsored by the Company, subject to the terms and conditions of such plans, for the period commencing on the date of termination of Executive’s employment through the earlier of (A) the last day of the ninth full calendar monthly following the date of termination of Executive’s employment and (B) the date Executive and Executive’s covered dependents, if any, become eligible for coverage under another employer’s plan(s). Executive shall notify the Company immediately if Executive becomes covered by a group plan of a subsequent employer.

(e)

Termination for Cause/Gross Misconduct. The Company may terminate the Executive’s employment at any time, for Cause or Gross Misconduct, without notice or any payment in lieu thereof, and upon payment of the accrued obligations payable under Section 4(b) above, shall have no further obligations to the Executive.

(f)

Competition. Executive acknowledges and agrees that (i) he has had the opportunity to take independent legal advice on the restrictions below, (ii) the restrictions are considered by the parties to be reasonable in all the circumstances,

(iii) the duration and extent of each of the restrictions are no greater than necessary for the protection of the Company’s legitimate commercial interests and/or those of any group company, (iv) if any of the restrictions by itself, or taken together with any of the others, is found to be void or unenforceable but would be valid if some part of it were deleted, such restriction shall apply with such modification as may be necessary to make it valid and effective, and (v) the restrictions are separate and severable and enforceable as such, so that if any restriction is determined as being unenforceable in whole or in part for any reason, that shall not affect the enforceability of any of the remaining restrictions or, in the case of part of a restriction being unenforceable, of the remainder of that restriction. Nothing in this section shall preclude Executive from holding not more than 5% of any class of issued shares or other securities which are listed or dealt in on any recognized investment exchange (as defined in section 285(1) of the Financial Services and Markets Act 2000 or any comparable exchange or market) by way of bona fide investment only. Furthermore, nothing in this section shall apply to Executive’s shareholding interest in Technicalbiomed Co., Ltd. pursuant to Section 1(e) above. Executive agrees that during the Restricted Period, Executive shall not, without the Company’s prior written consent, directly or indirectly:

(i)	set up on his own behalf or otherwise control any business engaged in, or which is intended to be engaged in, any business which is in competition with the Restricted Business;

(ii)

take up employment in or consultancy with or render services to or otherwise be engaged, interested or concerned in (whether as principal, servant, agent, employee, consultant or otherwise) any business which is in competition with the Restricted Business;

(iii)	whether on his own account or for or on behalf or any other person, firm, company or any other legal entity, in competition with the Restricted Business:

1.	solicit or entice away from the Company (or seek to endeavor to do so) the custom or business of any Customer

2.	solicit or entice away from the Company (or seek to endeavor to do so) the custom or business of any Prospective Customer;

3.	do any business with, accept orders from, or have any business dealings with any Customer;

4.	do any business with, accept orders from, or have any business dealings with any Prospective Customer;

(iv)

solicit, employ or attempt to employ, engage or attempt to engage, induce or attempt to induce to cease working for or providing services to the Company any Relevant Person, whether or not any person would thereby commit a breach of contract, or in any way interfere with the relationship between the Company and any such individual.

(g)

Full and Final Satisfaction; No Other Obligations. The payments and benefits provided under this Section 4 shall be inclusive of all of Executive’s statutory entitlements to notice or pay in lieu thereof and severance pay, if any, and will be provided to Executive in full and final satisfaction of his entitlements to notice, pay in lieu of notice, severance, and any other payments or benefits arising from Executive’s employment and termination thereof, pursuant to contract, tort, statute, common law, or otherwise. The provisions of this Section 4 shall supersede in their entirety any severance payment or other arrangement provided by the Company, including, without limitation, any prior agreement and any severance plan/policy of the Company.

(h)

No Requirement to Mitigate; Survival. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any Party.

5.	Successors.

(a)

Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 5(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)

Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees

6.

Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that the Company has on file for Executive. In the case of the Company and/or Employer, mailed notices shall be addressed to Employer’s London office, and all notices shall be directed to the attention of the General Counsel of the Company.

7.	Miscellaneous Provisions.

(a)

Work Eligibility. As a condition of Executive’s employment with the Company, Executive will be required to provide evidence of Executive’s identity and eligibility for employment in the United Kingdom. It is required that Executive brings the appropriate documentation with Executive at the time of employment.

(b)

Confidentiality Agreement. As a condition of Executive’s employment Executive agrees to execute a Confidential Information Agreement between Executive and the Company which meets approval of the Company.

(c)

Withholdings and Offsets. The Company shall be entitled to withhold from any amounts payable under this Agreement any government, provincial, local or foreign withholding or other taxes or charges which the Company is required to withhold (including employee National Insurance contributions). The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise. If Executive is indebted to the Company on the date of his or her termination of employment, the Company reserves the right to offset any payments in lieu of notice under this Agreement by the amount of such indebtedness.

(d)

Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e)

Controlling Agreement. This Agreement shall supersede and replace Executive’s Prior Employment Agreement. The Executive agrees and acknowledges that the changes in employment, position, duties or otherwise from the Prior Employment Agreement to this to this Agreement do not constitute “Good Reason” under the Prior Employment Agreement and that Executive is not entitled to receive any Severance payments, Bonus, Change in Control payments, Option or other Equity Award acceleration, or any other payments under or pursuant to the Prior Employment Agreement.

(f)

Whole Agreement. This Agreement and the Confidential Information Agreement represent the entire understanding of the parties here to with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding same, including, without limitation, any severance plan of the Company and the Prior Agreement. Executive agrees and acknowledges that this Agreement supersedes and replaces in its entirety the Prior Agreement.

(g)	Amendment. This Agreement cannot be amended or modified except by a written agreement signed by Executive and an authorized member of the Company.

(h)

Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of England and Wales, and the Parties hereto submit the exclusive jurisdiction of the courts of England and Wales.

(i)

Severability. The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal, and such unenforceable, invalid or illegal provision shall be deemed severed from this Agreement and the remaining terms shall continue in full force and effect.

(j)

Interpretation: Construction. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement was drafted by legal counsel representing the Company, but Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The parties hereto acknowledge that each party hereto and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(k)

Representations; Warranties. Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity and that Executive has not engaged in any act or omission that could be reasonably expected to result in or lead to an event constituting “Cause” for purposes of this Agreement.

(l)	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

8.

Disciplinary and Grievance Procedures. Your attention is drawn to the disciplinary and grievance procedures applicable to your employment, copies of which are available from the General Counsel. These procedures do not form part of your contract of employment. If you wish to appeal against a disciplinary decision you may apply in writing to the Vice-President in accordance with our disciplinary procedure. If you wish to raise a grievance you may apply in writing to the Vice-President in accordance with our grievance procedure.

9.

Release/Settlement. The Company shall be entitled as a condition to paying any severance pay or providing any benefits hereunder upon a termination of the Executive’s employment to require the Executive to enter into, on or before the making of any severance payment or providing of any benefit, a UK statutory settlement agreement on terms acceptable to the Company, including a release or waiver of any contractual and statutory claims arising from Executive’s employment and/or its termination. Unless otherwise required by applicable law, the settlement agreement must be executed and become effective and irrevocable within thirty (30) days of the Executive’s Date of Termination.

10.	Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a)

Employer. “Employer” means Venus Concept UK Limited, whose registered office is 4th Floor 1 Farriers Yard, 77-85 Fulham Palace Road, London, United Kingdom, W68JA (Company Registration Number 09544725).

(b)

Company. The “Company” means Venus Concept, Ltd., which conduts business in the United Kingdom through its wholly owned subsidiary, Venus Concept UK, Ltd. Venus Concept, Ltd. has authorized Venus Concept UK, Ltd. to enter this agreement on its behalf.

(c)	Board. The “Board” means the Company’s board of directors.

(d)

Cause/Gross Misconduct. “Cause” means (i) theft or falsification of any employment or Company records committed by Executive that is not trivial in nature; (ii) malicious or willful, reckless disclosure by Executive of the Company’s confidential or proprietary information; (iii) commission by Executive of any immoral or illegal act or any gross or willful misconduct where a majority of the non-employee members of the Board reasonably determines that such act or misconduct has (A) seriously undermined the ability of the Board to entrust Executive with important matters or otherwise work effectively with Executive,(B)contributed to the Company’s loss of significant revenues or business opportunities, or (C) significantly and detrimentally affected the business or reputation of the Company or any of its subsidiaries; and/or (iv) the willful failure or refusal by Executive to follow the reasonable and lawful directives of the Board, provided such failure or refusal continues after Executive’s receipt of reasonable notice in writing of such failure or refusal and an opportunity of not less than thirty (30) days to correct the problem. Anything herein to the contrary notwithstanding, no act, or failure to act, on Executive’s part shall be considered “willful” unless it is done, or omitted to be done, by Executive without a good faith belief that Executive’s action or omission was in, or not opposed to, the best interests of the Company.

(e)

Change in Control. Notwithstanding anything in this Agreement to the contrary, prior to the merger of Restoration Robotics, Inc., a Delaware corporation, and the Company (the “Merger”), “Change in Control” shall not be applicable, and no compensation or benefits shall be payable pursuant to this Agreement in relation to the Merger or any transaction occurring prior to or at the time of the Merger. Following the Merger, “Change in Control” shall have the meaning set forth in the Venus Concept, Inc.’s 2019 Incentive Award Plan, as amended from time to time. Notwithstanding the foregoing sentence, if and to the extent that a Change in Control is the payment trigger for amounts of deferred compensation under this Agreement, then the Change in Control must also constitute a “change in control event,” as defined in Treasury Regulation Section I .409A-3(i)(5) to the extent required by Section 409A. The Company shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority is in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

(f)	Change in Control Period. “Change in Control Period” means the period of time commencing three (3) months prior to a Change in Control and ending twelve (12) months following the Change in Control.

(g)	Covered Termination. “Covered Termination “shall mean the Executive’s Separation from Service by the Company for any reason other than for Cause or by the Executive for Good Reason.

(h)

Customer. “Customer” means any person, firm, company or any other legal entity who shall have been within the period of twelve months immediately prior to the date Executive’s employment is terminated, a client or customer of or in the habit of dealing with the Company and (i) with whom or which, during such period Executive had contact in the course of Executive’s appointment; and / or (ii) in relation to whom or which Executive by reason of Executive’s appointment with the Company is in possession of any trade secrets or confidential information.

(i)

Good Reason. “Good Reason” means Executive’s right to resign from employment with the Company after providing written notice to the Company within sixty (60) days after one or more of the following events occurs without Executive’s consent provided such event remains uncured thirty (30) days after Executive delivers to the Company written notice thereof: (i) a material reduction in Executive’s authority, duties and responsibilities as Chief Operating Officer, including a material reduction of authority, duties and responsibilities which results from Executive no longer serving as an officer of the Company; (ii) a material reduction by the Company in Executive ‘s Base Salary in effect immediately prior to such reduction; or (iii) the failure of any entity that acquires all or substantially all of the assets of the Company in a Change in Control to assume the Company’s obligations under this Agreement. Executive must terminate his employment within 90 days of the initial existence of the Good Reason condition.

(j)	Prior Employment Agreement. “Prior Employment Agreement” means the Employment Agreement between the Executive and Venus Concept Canada Corp dated 22 August 2017.

(k)

Prospective Customer. “Prospective Customer” means any person, firm, company or any other legal entity with whom the Company, during the twelve months prior to the date Executive’s employment is terminated, shall have had negotiations or discussions for the supply or provision of services supplied or provided by the Company and (i) with whom or which, during such period Executive had contact during the course of such negotiations or discussions; and / or (ii) in relation to whom Executive by reason of his appointment with the Company is in possession of any trade secrets or confidential information

(l)

Relevant Person. “Relevant Person” means any person with whom Executive had dealings during the twelve months immediately preceding the date Executive’s employment is terminated and who on the date Executive’s employment is terminated was a Director or Non-Executive Director or an employee of the Company engaged in a senior, managerial or technical capacity.

(m)

Restricted Business. “Restricted Business” means the business or activities carried out by the Company at the date Executive’s employment is terminated in which Executive has been directly concerned at any time during the twelve months prior to the date Executive’s employment is terminated.

(n)

Restricted Period. “Restricted Period” means, for the purposes of clauses 4.f.i and 4.f.ii the period of six months following the date Executive’s employment is terminated and, for the purposes of clauses 4.f.iii and 4.f.iv, the period of twelve months following the date Executive’s employment is terminated, and in each case less any period immediately prior to the date Executive’s employment is terminated that Executive may have been required to spend on garden leave.

(Signature page follows)

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

VENUS CONCEPT UK LIMITED

By:	/s/ Domenic Serafino

Name:	Domenic Serafino

Title:	Chief Executive Officer

Date:	August 14, 2019

SOEREN MAOR SINAY

By:	/s/ Soeren Maor Sinay

Name:	Soeren Maor Sinay

Date:	August 14, 2019

(Signature Page to Employment Agreement)